ITEM 77Q(I)(b) - COPY OF PAGES FROM MINUTE BOOK WHICH
CONTAIN DISCUSSION AND RESOLUTIONS PERTAINING TO THE
MATTERS DESCRIBED IN SUB-ITEM 77D
THE HUNTINGTON FUNDS
AND
HUNTINGTON VA FUNDS
MINUTES OF THE REGULAR MEETING
OF
THE BOARDS OF TRUSTEES
January 29, 2003


Changes to Rotating Index Fund and VA Rotating Index
Fund
Mr. Siclari first reminded the Board of discussions that
took place at past meetings relating to ongoing analysis
and monitoring of the ability of the Rotating Index Fund
and VA Rotating Index Fund to achieve certain investment strategies and parameters that were either developed by the Funds' adviser/sponsor as part of its management model,
or otherwise required by the SEC staff when the Funds were registered. He reported that, after careful consideration, the Adviser and the portfolio manager for the Funds have decided that certain investment policies of these Funds are unduly restrictive and limit the Funds from achieving their performance potential.  Mr. Siclari then proposed certain changes to the
Funds'
objective, policies and restrictions, including substituting
"markets"
for "index" in the name of the Funds to eliminate an SEC "name policy" requirement that the Fund's return correlate to within 95% of a specified index.  He explained that some of the Fund's policies are
fundamental and
any changes will require shareholder as well as Board
approval.  Mr.
Bateman indicated that although the Fund will always use
the S&P 500 as
its benchmark for performance comparison, it also will
compare its
performance against a supplemental index that is reflective
of the market segment into which it would rotate. Ms. Albertelli commented that new investors in the Funds should be alerted to these proposed
investment
policy changes via a supplement to the prospectus, and that
a proxy
statement sticker would notify current shareholders.  After
full
discussion, on motion duly made and seconded, the Board of both Trusts unanimously adopted the following resolutions:
RESOLVED,	that the Board hereby approves the preparation
and, subject
to shareholder approval of the related fundamental investment policies,
the filing of a Certificate of Designation for The Huntington
 Funds and Huntington VA Funds, to redesignate the Huntington
 Rotating Index Fund
as Huntington Rotating Markets Fund and the Huntington VA
Rotating Index Fund
as Huntington VA Rotating Markets Fund, substantially in
the form as
presented at this meeting.
RESOLVED,	that the Trustees hereby approve changing
the fundamental
investment objective for the Huntington Rotating Markets
Fund and the
Huntington VA Rotating Markets Fund (the "Rotating Markets
Funds") from
seeking to approximate the returns of a broad-based equity
market index
to one of seeking capital appreciation.
RESOLVED,	that the Trustees hereby approve eliminating
the following fundamental investment policy for the Rotating
Markets Funds:


* at least 80% of total assets invested, directly or indirectly through index-based securities, in stocks comprising the broad-based equity index that the Adviser has chosen to emulate.
RESOLVED,	that the Trustees hereby approve the
following new non-fundamental limitations for the Rotating
Markets Funds:
The Rotating Markets Funds will:
* Under normal circumstance, invest at least 80% of its assets directly, or indirectly through index-based securities, in equity stocks comprising the equity market segment chosen by the Adviser.
RESOLVED,	that the Trustees approve the proposed language
changes to the Rotating Markets Funds' investment goals, strategies and policies, as referenced in the materials with such other changes as may
be necessary or appropriate in the opinion of Trustee Counsel, or required by the SEC staff.
RESOLVED,	that the Special Meeting of Shareholders of
the Rotating Markets Funds be held on April 17, 2003 at
2:00 p.m. or at such time and place as selected by the
Officers of the Trust.
RESOLVED,	that the items on the Agenda of the Special
Meeting of
Shareholders of the Rotating Markets Funds shall include:
1.	To eliminate a fundamental investment policy of
investing at
least 80% of total assets in stocks comprising a
broad-based equity index;
2.	To change the fundamental investment objective
from seeking to approximate the returns of a broad-based
equity market index to one of seeking capital appreciation;
and
3.	To transact such other business as may properly
come before the meeting or any adjournment thereof.
RESOLVED,	that Victor R. Siclari, Gail C. Jones,
Alicia G. Powell, Cathy C. Ryan, Lisa McAnany, Susan K. Maroni, and Mark Nagarajan are hereby designated and appointed as proxies to act at the Special Meeting of Shareholders.
RESOLVED,	that the Secretary or Assistant Secretary of
the Trust is hereby authorized and directed to mail the proxy notice and statement, as filed with the Securities and Exchange Commission, together with appropriate material, to shareholders of record of the Rotating Markets Funds as of February 18, 2003 or as of such date as shall be determined by the Officers of the Trust in conformity with the Trust's By-Laws.
RESOLVED,	that the Officers and Counsel for the Trust are
hereby authorized
to prepare appropriate proxy material in connection with the Special Meeting of Shareholders of the Rotating Markets Funds and to file the same with the Securities and Exchange Commission.

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